BOND TERMS FOR
SFL Corporation Ltd. 8.25% USD 225,000,000 senior unsecured sustainability-linked bonds 2024/2028
ISIN NO0013200543

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Contents
Clause Page

ATTACHMENT 1 COMPLIANCE CERTIFICATE

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BOND TERMS between
ISSUER:	SFL Corporation Ltd., a company existing under the laws of Bermuda with registration number 34296 and LEI-code 549300RLYYPSB0C7RH77, and
BOND TRUSTEE:	Nordic Trustee AS, a company existing under the laws of Norway with registration number 963 342 624 and LEI-code 549300XAKTM2BMKIPT85.
DATED:	17 April 2024
These Bond Terms shall remain in effect for so long as any Bonds remain outstanding.

1.INTERPRETATION
1.1Definitions
The following terms will have the following meanings:

“Additional Bonds” means Bonds issued under a Tap Issue, including any Temporary Bonds.

“Adjusted Total Assets” means Total Assets plus (on a consolidated basis for the Group) the aggregated book value of any deferred equity.
“Adjusted Total Liabilities” means Total Liabilities less (on a consolidated basis for the Group) the aggregated book value of the net present value (NPV), based on a mark-to-market valuation, of interest rate and currency swaps (if any).
“Affiliate” means, in relation to any person:

(a)any person which is a Subsidiary of that person;

(b)any person who has Decisive Influence over that person (directly or indirectly); and

(c)any person which is a Subsidiary of an entity who has Decisive Influence (directly or indirectly) over that person.
“Annual Financial Statements” means the audited consolidated annual financial statements of the Issuer for any financial year, prepared in accordance with GAAP, such financial statements to include a profit and loss account, balance sheet and cash flow statement.
“Attachment” means any schedule, appendix or other attachment to these Bond Terms.

“Bond Currency” means the currency in which the Bonds are denominated, as set out in Clause 2.1 (Amount denomination and ISIN of the Bonds).
“Bond Terms” means these terms and conditions, including all Attachments which form an

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integrated part of these Bond Terms, in each case as amended and/or supplemented from time to time.
“Bond Trustee” means the company designated as such in the preamble to these Bond Terms, or any successor, acting for and on behalf of the Bondholders in accordance with these Bond Terms.
“Bond Trustee Fee Agreement” means the agreement entered into between the Issuer and the Bond Trustee relating among other things to the fees to be paid by the Issuer to the Bond Trustee for the services provided by the Bond Trustee relating to the Bonds.
“Bondholder” means a person who is registered in the CSD as directly registered owner or nominee holder of a Bond, subject however to Clause 3.3 (Bondholders’ rights).
“Bondholders’ Meeting” means a meeting of Bondholders as set out in Clause 14 (Bondholders’ Decisions).
“Bonds” means (i) the debt instruments issued by the Issuer pursuant to these Bond Terms, including any Additional Bonds, and (ii) any overdue and unpaid principal which has been issued under a separate ISIN in accordance with the regulations of the CSD from time to time.
“Business Day” means a day on which both the relevant CSD settlement system is open, and the relevant Bond currency settlement system is open and banks generally are open for business in Oslo and New York.
“Business Day Convention” means that if the last day of any Interest Period originally falls on a day that is not a Business Day, no adjustment will be made to the Interest Period.
“Call Option” has the meaning given to it in Clause 10.2 (Voluntary early redemption – Call Option).
“Call Option Exercise Date” means the date of the Issuer's notice to the Bond Trustee to exercise the Call Option.
“Call Option Repayment Date” means the settlement date for the Call Option determined by the Issuer pursuant to Clause 10.2 (Voluntary early redemption – Call Option), Clause 10.3(d) or a date agreed upon between the Bond Trustee and the Issuer in connection with such redemption of Bonds.
“Change of Control Event” means a person or group of persons, other than Hemen Holding Ltd. and/or other companies controlled directly or indirectly by Mr. John Fredriksen, his direct lineal descendants, the personal estate of any of them and any trust created for the benefit of any of the aforementioned persons and their estates, gaining Decisive Influence over the Issuer.

“Compliance Certificate” means a statement substantially in the form as set out in Attachment 1 hereto.
“CSD” means the central securities depository in which the Bonds are registered, being Verdipapirsentralen ASA (VPS).

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“De-Listing Event” means the occurrence of an event whereby the Issuer's shares ceases to be listed on the New York Stock Exchange or another recognised Exchange.
“Decisive Influence” means a person having, as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly):
(a)a majority of the voting rights in that other person; or

(b)a right to elect or remove a majority of the members of the board of directors of that other person.
“Default Notice” means a written notice to the Issuer as described in Clause 14.2 (Acceleration of the Bonds).
“Default Repayment Date” means the settlement date set out by the Bond Trustee in a Default Notice requesting early redemption of the Bonds.
“Equity” means Adjusted Total Assets less Adjusted Total Liabilities. “Equity Ratio” means Equity divided by Adjusted Total Assets.
“Event of Default” means any of the events or circumstances specified in Clause 14.1 (Events of Default).
“Exchange” means:

(a)Oslo Børs (the Oslo Stock Exchange); or

(b)any regulated market as such term is understood in accordance with the Markets in Financial Instruments Directive 2014/65/EU (MiFID II) and Regulation (EU) No. 600/2014 on markets in financial instruments (MiFIR).
“External Verifier” means DNV or any other qualified provider of third-party assurance or attestation services appointed by the Issuer (acceptable to the Bond Trustee) to review and confirm the Issuer's fleet emissions data with respect to the Sustainability Performance Target.
“Finance Documents” means these Bond Terms, the Bond Trustee Fee Agreement and any other document designated by the Issuer and the Bond Trustee as a Finance Document.
“Financial Covenants” means the financial covenants specified in Clause 13.12 (Financial Covenants).
“Financial Indebtedness” means any indebtedness for or in respect of:

(a)moneys borrowed (and debit balances at banks or other financial institutions);

(b)any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;
(c)any amount raised pursuant to any note purchase facility or the issue of bonds, notes,

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debentures, loan stock or any similar instrument, including the Bonds;

(d)the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease (meaning that the lease is capitalized as an asset and booked as a corresponding liability in the balance sheet);
(e)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis provided that the requirements for de-recognition under GAAP are met);
(f)any derivative transaction entered into and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account);

(g)any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a person which is not a Group Company which liability would fall within one of the other paragraphs of this definition;
(h)any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the Issuer) before the Maturity Date or are otherwise classified as borrowings under GAAP;
(i)any amount of any liability under an advance or deferred purchase agreement, if (a) the primary reason behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 120 calendar days after the date of supply;
(j)any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise being classified as a borrowing under GAAP; and
(k)without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.
“Financial Reports” means the Annual Financial Statements and the Interim Accounts.

“First Call Date” means the Interest Payment Date falling in October 2027 (3 years and 6 months after the Issue Date).
“Free Cash” means the aggregate book value of the holdings which at all times are available for the Issuer of any:
(a)cash in hand or amounts standing to the credit of any current and/or on deposit accounts;

(b)time deposits and certificates of deposit issued, and bills of exchange; and

(c)undrawn credit lines,

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in each case, to which any Group Company is beneficially entitled at that time and to which any such Group Company has free and unrestricted access.
“GAAP” means generally accepted accounting practices and principles in the country in which the Issuer is incorporated, including, if applicable, IFRS.
“Group” means the Issuer and its Subsidiaries from time to time. “Group Company” means the Issuer or any of its Subsidiaries.
“IFRS” means the International Financial Reporting Standards (IFRS) and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof), in force from time to time and to the extent applicable to the relevant Financial Report.
“Initial Bond Issue” means the amount to be issued on the Issue Date as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Initial Nominal Amount” means the Nominal Amount of each Bond on the Issue Date as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Insolvent” means that a person:

(a)is unable or admits inability to pay its debts as they fall due;

(b)suspends making payments on any of its debts generally; or

(c)is otherwise considered insolvent or bankrupt within the meaning of the relevant bankruptcy legislation of the jurisdiction which can be regarded as its centre of main interest as such term is understood pursuant to Regulation (EU) 2015/848 on insolvency proceedings (as amended from time to time).
“Interest Payment Date” means the last day of each Interest Period, the first Interest Payment Date being 19 July 2024 and the last Interest Payment Date being the Maturity Date.
“Interest Period” means, subject to adjustment in accordance with the Business Day Convention, the period between 19 January, 19 April, 19 July and 19 October each year, provided however that an Interest Period shall not extend beyond the Maturity Date.
“Interest Rate” means 8.25 per centage point per annum.

“Interim Accounts” means the unaudited consolidated quarterly financial statements of the Issuer for any quarterly period ending on a Quarter Date in each year, prepared in accordance with GAAP.
“ISIN” means International Securities Identification Number, being the identification number of the Bonds.
“Issue Date” means 19 April 2024.

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“Issuer” means the company designated as such in the preamble to these Bond Terms.

“Issuer’s Bonds” means any Bonds which are owned by the Issuer or any Affiliate of the Issuer.
“Listing Failure Event” means, in the case of a successful admission to listing, that a period of six (6) months has elapsed since the Bonds (or, as the case may be, Additional Bonds) ceased to be admitted to listing on an Exchange.
“Make Whole Amount” means an amount equal to the sum of the present value on the Call Option Repayment Date of each of:
(a)the First Call Price of the redeemed Bonds as if such payment originally should have taken place on the First Call Date; and
(b)the remaining interest payments on the redeemed Bonds up to and including the First Call Date (excluding any accrued but unpaid interest up to the Call Option Repayment Date), where the “present value” (in respect of both (i) and (ii) above) shall be calculated by using a discount rate of 4.93 per cent. per annum.
“Managers” means

(a)Arctic Securities AS;

(b)DNB Markets, a part of DNB Bank ASA;

(c)Fearnley Securities AS;

(d)Pareto Securities AS;

(e)Skandinaviska Enskilda Banken AB (publ); and

(f)SMBC Bank EU AG.

“Material Adverse Effect” means a material adverse effect on:

(a)the Issuer's ability to perform and comply with its obligations under the Finance Documents; or
(b)the validity or enforceability of the Finance Documents. “Material Subsidiary” means:
(a)any Subsidiary whose total consolidated assets represent at least ten (10) per cent. of the Total Assets of the Group, or
(b)any Subsidiary whose total consolidated net sales represent at least ten (10) per cent. of the total consolidated net sales of the Group, or

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(c)any other Subsidiary to which is transferred either (A) all or substantially all of the assets of another Subsidiary which immediately prior to the transfer was a Material Subsidiary or (B) sufficient assets of the Issuer that such Subsidiary would have been a Material Subsidiary had the transfer occurred on or before the relevant date, calculated based on the most recent Interim Accounts. A list of companies being Material Subsidiaries shall be included in the Compliance Certificate to be delivered to the Bond Trustee together with the Annual Financial Statements.
“Maturity Date” means 19 April 2028, adjusted according to the Business Day Convention.

“Maximum Issue Amount” means the maximum amount that may be issued under these Bond Terms as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Nominal Amount” means the nominal value of each Bond at any time. The Nominal Amount may be amended pursuant to paragraph (j) of Clause 16.2.
“Outstanding Bonds” means any Bonds not redeemed or otherwise discharged.

“Overdue Amount” means any amount required to be paid by the Issuer under any of the Finance Documents but not made available to the Bondholders on the relevant Payment Date or otherwise not paid on its applicable due date.
“Partial Payment” means a payment that is insufficient to discharge all amounts then due and payable under the Finance Documents.
“Paying Agent” means the legal entity appointed by the Issuer to act as its paying agent with respect to the Bonds in the CSD.
“Payment Date” means any Interest Payment Date or any Repayment Date.

“Put Option” has the meaning ascribed to such term in Clause 10.3 (Mandatory repurchase due to a Put Option Event).
“Put Option Event” means a Change of Control Event or a De-Listing Event.

“Put Option Repayment Date” means the settlement date for the Put Option pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).
“Quarter Date” means each 31 March, 30 June, 30 September and 31 December.
“Relevant Jurisdiction” means the country in which the Bonds are issued, being Norway.
“Relevant Record Date” means the date on which a Bondholder’s ownership of Bonds shall be recorded in the CSD as follows:
(a)in relation to payments pursuant to these Bond Terms, the date designated as the Relevant Record Date in accordance with the rules of the CSD from time to time; or
(b)for the purpose of casting a vote with regard to Clause 15 (Bondholders’ Decisions), the

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date falling on the immediate preceding Business Day to the date of that Bondholders’ decision being made, or another date as accepted by the Bond Trustee.
“Repayment Date” means any Call Option Repayment Date, the Default Repayment Date, any Put Option Repayment Date, the Tax Event Repayment Date or the Maturity Date.
“Securities Trading Act” means the Securities Trading Act of 2007 no.75 of the Relevant Jurisdiction.
“Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Subsidiary” means a company over which the Issuer has Decisive Influence and which is consolidated with the Group for accounting purposes.
“Summons” means the call for a Bondholders’ Meeting or a Written Resolution as the case may be.
“Sustainability Linked Financing Framework” means the Issuer's Sustainability Linked Financing Framework as of March 2024 establishing the Issuer's sustainability strategy priorities and goals with respect to the Sustainability Performance Target.
“Sustainability Performance Target” means the sustainability performance target in relation to the Group's emission reduction based on improving annual year on year efficiency ratio (AER) on weighted fleet averages, as set out in the Sustainability Linked Financing Framework.

“Sustainability Report” means the annual ESG report issued by the Issuer describing the Group's management of environmental, social and governance aspects including the Group's performance in relation to the Sustainability Performance Target for the most recently ended financial year in accordance with the Sustainability Linked Financing Framework.
“Tap Issue” has the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Tap Issue Addendum” has the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Target Observation Date” means the date falling one (1) month prior to the Maturity Date, provided that if such date is not a Business Day, it shall mean the preceding Business Day.
“Tax Event Repayment Date” means the date set out in a notice from the Issuer to the Bondholders pursuant to Clause 10.4 (Early redemption option due to a tax event).
“Total Assets” means, on any date, (on a consolidated basis for the Group) the aggregate book value of those assets which according to GAAP should be included as assets in the balance sheet.
“Total Liabilities” means, on any date, (on a consolidated basis for the Group) the aggregate

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book value of those liabilities which according to GAAP should be included as liabilities in the balance sheet.
“Temporary Bonds” has the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Voting Bonds” means the Outstanding Bonds less the Issuer’s Bonds.

“Working Capital” means (on a consolidated basis for the Group) the aggregate book value of those assets which according to GAAP should be included as current assets in the balance sheet, less (on a consolidated basis for the Group) the aggregate book value of those liabilities which according to GAAP should be included as current liabilities in the balance sheet, plus (on a consolidated basis for the Group) the aggregate book value of the scheduled instalments (including any balloons) on long term debt which according to GAAP should be included as current liabilities in the balance sheet.

“Written Resolution” means a written (or electronic) solution for a decision-making among the Bondholders, as set out in Clause 15.5 (Written Resolutions).
1.2Construction
In these Bond Terms, unless the context otherwise requires:

(a)headings are for ease of reference only;

(b)words denoting the singular number will include the plural and vice versa;

(c)references to Clauses are references to the Clauses of these Bond Terms;

(d)references to a time are references to Central European Time unless otherwise stated;

(e)references to a provision of “law” is a reference to that provision as amended or re- enacted, and to any regulations made by the appropriate authority pursuant to such law;
(f)references to a “regulation” includes any regulation, rule, official directive, request or guideline by any official body;
(g)references to a “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organization, government, or any agency or political subdivision thereof or any other entity, whether or not having a separate legal personality;
(h)references to Bonds being “redeemed” means that such Bonds are cancelled and discharged in the CSD in a corresponding amount, and that any amounts so redeemed may not be subsequently re-issued under these Bond Terms;
(i)references to Bonds being “purchased” or “repurchased” by the Issuer means that such Bonds may be dealt with by the Issuer as set out in Clause 11.1 (Issuer’s purchase of Bonds),
(j)references to persons “acting in concert” shall be interpreted pursuant to the relevant

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provisions of the Securities Trading Act; and

(k)an Event of Default is “continuing” if it has not been remedied or waived.

2.THE BONDS
2.1Amount, denomination and ISIN of the Bonds
(a)The Issuer has resolved to issue a series of Bonds up to the Maximum Issue Amount of USD 225,000,000. The Bonds may be issued on different issue dates and the Initial Bond Issue will be in the amount of USD 150,000,000. The Issuer may, provided that the conditions set out in Clause 6.3 (Tap Issues) are met, on one or more occasions up until, but excluding, the Maturity Date or any earlier date when the Bonds have been redeemed in full, issue Additional Bonds (each a “Tap Issue”) until the aggregate Nominal Amount of the Outstanding Bonds equals the Maximum Issue Amount (less the aggregate Nominal Amount of any previously redeemed Bonds). Each Tap Issue will be subject to identical terms as the Bonds issued pursuant to the Initial Bond Issue in all respects as set out in the Finance Documents, except that Additional Bonds may be issued at a different price than for the Initial Bond Issue and which may be below or above the Nominal Amount. The Bond Trustee shall prepare an addendum to these Bond Terms evidencing the terms of each Tap Issue (a “Tap Issue Addendum”).

If the Bonds are listed on an Exchange and there is a requirement for the Issuer to prepare a prospectus in order for the Additional Bonds to be listed together with the Bonds, the Additional Bonds may be issued under a separate ISIN (“Temporary Bonds”) which, upon the approval of the prospectus by the relevant authority, will be converted into the ISIN for the Bonds. These Bond Terms will govern such Temporary Bonds. The Issuer will (i) inform the Bond Trustee, the Exchange and the Paying Agent once the prospectus is approved and (ii) ensure that the Temporary Bonds are converted into the ISIN for the Bonds.

(b)The Bonds are denominated in US Dollars, being the legal currency of the United States of America.
(c)The Initial Nominal Amount of each Bond is USD 200,000.

(d)The ISIN of the Bonds is set out on the front page. These Bond Terms apply with identical terms and conditions to (i) all Bonds issued under this ISIN, (ii) any Temporary Bonds and (iii) any Overdue Amounts issued under one or more separate ISIN in accordance with the regulations of the CSD from time to time.

(e)Holders of Overdue Amounts related to interest claims will not have any other rights under these Bond Terms than their claim for payment of such interest claim which claim shall be subject to paragraph (b) of Clause 15.1 (Authority of the Bondholders' Meeting).
2.2Tenor of the Bonds
The tenor of the Bonds is from and including the Issue Date to but excluding the Maturity Date.

2.3Use of proceeds
The Issuer will use the net proceeds from the issuance of the Bonds for general corporate purposes.

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2.4Status of the Bonds
The Bonds will constitute senior unsecured debt obligations of the Issuer. The Bonds will rank pari passu between themselves and will rank at least pari passu with all other senior obligations of the Issuer other than obligations which are mandatorily preferred by law. The Bonds shall rank ahead of subordinated capital.

2.5Transaction Security
The Bonds are unsecured.

3.THE BONDHOLDERS
3.1Bond Terms binding on all Bondholders
(a)By virtue of being registered as a Bondholder (directly or indirectly) with the CSD, the Bondholders are bound by these Bond Terms and any other Finance Document, without any further action required to be taken or formalities to be complied with by the Bond Trustee, the Bondholders, the Issuer or any other party.
(b)The Bond Trustee is always acting with binding effect on behalf of all the Bondholders.

3.2Limitation of rights of action
(a)No Bondholder is entitled to take any enforcement action, instigate any insolvency procedures, or take other legal action against the Issuer or any other party in relation to any of the liabilities of the Issuer or any other party under or in connection with the Finance Documents, other than through the Bond Trustee and in accordance with these Bond Terms, provided, however, that the Bondholders shall not be restricted from exercising any of their individual rights derived from these Bond Terms, including the right to exercise the Put Option.
(b)Each Bondholder shall immediately upon request by the Bond Trustee provide the Bond Trustee with any such documents, including a written power of attorney (in form and substance satisfactory to the Bond Trustee), as the Bond Trustee deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Bond Trustee is under no obligation to represent a Bondholder which does not comply with such request.
3.3Bondholders’ rights
(a)If a beneficial owner of a Bond not being registered as a Bondholder wishes to exercise any rights under the Finance Documents, it must obtain proof of ownership of the Bonds, acceptable to the Bond Trustee.
(b)A Bondholder (whether registered as such or proven to the Bond Trustee’s satisfaction to be the beneficial owner of the Bond as set out in paragraph (a) above) may issue one or more powers of attorney to third parties to represent it in relation to some or all of the Bonds held or beneficially owned by such Bondholder. The Bond Trustee shall only have to examine the face of a power of attorney or similar evidence of authorisation that has been provided to it pursuant to this Clause 3.3 (Bondholders’ rights) and may assume that it is in full force and effect, unless otherwise is apparent from its face or the Bond Trustee has actual knowledge to the contrary.

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4.ADMISSION TO LISTING
(a)An application will be made for the Bonds to be listed on Oslo Børs within six (6) months after the Issue Date.
(b)An application will be made for any Additional Bonds to be listed on an Exchange no later than the date falling six (6) months after the date such Additional Bonds were issued.
5.REGISTRATION OF THE BONDS
5.1Registration in the CSD
The Bonds shall be registered in dematerialised form in the CSD according to the relevant securities registration legislation and the requirements of the CSD.
5.2Obligation to ensure correct registration
The Issuer will at all times ensure that the registration of the Bonds in the CSD is correct and shall immediately upon any amendment or variation of these Bond Terms give notice to the CSD of any such amendment or variation.
5.3Country of issuance
The Bonds have not been issued under any other country’s legislation than that of the Relevant Jurisdiction. Save for the registration of the Bonds in the CSD, the Issuer is under no obligation to register, or cause the registration of, the Bonds in any other registry or under any other legislation than that of the Relevant Jurisdiction.
6.CONDITIONS FOR DISBURSEMENT
6.1Conditions precedent for disbursement to the Issuer
(a)Payment of the net proceeds from the issuance of the Bonds to the Issuer shall be conditional on the Bond Trustee having received in due time (as determined by the Bond Trustee) prior to the Issue Date each of the following documents, in form and substance satisfactory to the Bond Trustee:
(i)these Bond Terms duly executed by all parties hereto;

(ii)copies of all necessary corporate resolutions of the Issuer to issue the Bonds and execute the Finance Documents to which it is a party;
(iii)a copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of the Finance Documents to which it is a party;
(iv)copies of the Issuer’s certificate of incorporation, certificate of incorporation on change of name, memorandum of association and bye-laws and a full extract from the relevant company register in respect of the Issuer evidencing that the Issuer is validly existing;

(v)copies of the Issuer’s the latest Financial Reports (if any);

(vi)confirmation that the applicable prospectus requirements (cf. the EU prospectus

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regulation ((EU) 2017/1129)) concerning the issuance of the Bonds have been fulfilled;
(vii)copies of any necessary governmental approval, consent or waiver (as the case may be) required at such time to issue the Bonds (or confirmation from the Issuer that none is applicable);
(viii)confirmation that the Bonds are registered in the CSD (by obtaining an ISIN for the Bonds);
(ix)copies of any written documentation used in marketing of the Bonds or made public by the Issuer or any Manager in connection with the issuance of the Bonds;
(x)the Bond Trustee Fee Agreement duly executed by the parties thereto;

(xi)confirmation of acceptance from any process agent;

(xii)a copy of the Issuer's Sustainability Linked Financing Framework and the second opinion issued by Position Green Advisory AS in March 2024; and
(xiii)legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of these Bond Terms and the Finance Documents).
(b)The Bond Trustee, acting in its sole discretion, may, regarding this Clause 6.1 (Conditions precedent for disbursement to the Issuer), waive the requirements for documentation, or decide that delivery of certain documents shall be made subject to an agreed closing procedure between the Bond Trustee and the Issuer.

6.2Disbursement of the proceeds
Disbursement of the proceeds from the issuance of the Bonds is conditional on the Bond Trustee’s confirmation to the Paying Agent that the conditions in Clause 6.1 (Conditions precedent for disbursement to the Issuer) have been either satisfied in the Bond Trustee’s discretion or waived by the Bond Trustee pursuant to paragraph (b) of Clause 6.1 above.
6.3Tap Issues
The Issuer may issue Additional Bonds if:

(a)a Tap Issue Addendum is duly executed by all parties thereto; and

(b)the representations and warranties contained in Clause 7 (Representations and Warranties) of these Bond Terms are true and correct in all material respects and repeated by the Issuer as at the date of issuance of such Additional Bonds.
7.REPRESENTATIONS AND WARRANTIES
The Issuer makes the representations and warranties set out in this Clause 7 (Representations and Warranties), in respect of itself and in respect of each Group Company to the Bond Trustee (on behalf of the Bondholders) at the following times and with reference to the facts and circumstances then existing:

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(a)at the date of these Bond Terms;

(b)at the Issue Date; and

(c)at the date of issuance of any Additional Bonds.

7.1Status
It is a limited liability company, duly incorporated and validly existing and registered under the laws of its jurisdiction of incorporation, and has the power to own its assets and carry on its business as it is being conducted.
7.2Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated by those Finance Documents.
7.3Valid, binding and enforceable obligations
These Bond Terms and each other Finance Document to which it is a party constitutes (or will constitute, when executed by the respective parties thereto) its legal, valid and binding obligations, enforceable in accordance with their respective terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against it.
7.4Non-conflict with other obligations
The entry into and performance by it of these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with
(i) any law or regulation or judicial or official order; (ii) its constitutional documents; or (iii) any agreement or instrument which is binding upon it or any of its assets.
7.5No Event of Default
(a)No Event of Default exists or is likely to result from the making of any drawdown under these Bond Terms or the entry into, the performance of, or any transaction contemplated by, any Finance Document.
(b)No other event or circumstance has occurred which constitutes (or with the expiry of any grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is likely to have a Material Adverse Effect.

7.6Authorizations and consents
All authorisations, consents, approvals, resolutions, licenses, exemptions, filings, notarizations or registrations required:
(a)to enable it to enter into, exercise its rights and comply with its obligations under these Bond Terms or any other Finance Document to which it is a party; and

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(b)to carry on its business as presently conducted and as contemplated by these Bond Terms, have been obtained or effected and are in full force and effect.

7.7Litigation
No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, is likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

7.8Financial Reports
Its most recent Financial Reports fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with GAAP, consistently applied.
7.9No Material Adverse Effect
Since the date of the most recent Financial Reports, there has been no change in its business, assets or financial condition that is likely to have a Material Adverse Effect.
7.10No misleading information
Any factual information provided by it to the Bondholders or the Bond Trustee for the purposes of the issuance of the Bonds was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
7.11No withholdings
The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee or the Bondholders under the Finance Documents.
7.12Pari passu ranking
Its payment obligations under these Bond Terms or any other Finance Document to which it is a party ranks as set out in Clause 2.4 (Status of the Bonds).
7.13Security
No Security exists over any of the present assets of any Group Company in conflict with these Bond Terms.
8.PAYMENTS IN RESPECT OF THE BONDS
8.1Covenant to pay
(a)The Issuer will unconditionally make available to or to the order of the Bond Trustee and/or the Paying Agent all amounts due on each Payment Date pursuant to the terms of these Bond Terms at such times and to such accounts as specified by the Bond Trustee and/or the Paying Agent in advance of each Payment Date or when other payments are due and payable pursuant to these Bond Terms.
(b)All payments to the Bondholders in relation to the Bonds shall be made to each

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Bondholder registered as such in the CSD at the Relevant Record Date, by, if no specific order is made by the Bond Trustee, crediting the relevant amount to the bank account nominated by such Bondholder in connection with its securities account in the CSD.
(c)Payment constituting good discharge of the Issuer’s payment obligations to the Bondholders under these Bond Terms will be deemed to have been made to each Bondholder once the amount has been credited to the bank holding the bank account nominated by the Bondholder in connection with its securities account in the CSD. If the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Bondholder in question.
(d)If a Payment Date or a date for other payments to the Bondholders pursuant to the Finance Documents falls on a day on which either of the relevant CSD settlement system or the relevant currency settlement system for the Bonds are not open, the payment shall be made on the first following possible day on which both of the said systems are open, unless any provision to the contrary has been set out for such payment in the relevant Finance Document.
8.2Default interest
(a)Default interest will accrue on any Overdue Amount from and including the Payment Date on which it was first due to and excluding the date on which the payment is made at the Interest Rate plus 3 percentage points per annum.
(b)Default interest accrued on any Overdue Amount pursuant to this Clause 8.2 (Default interest) will be added to the Overdue Amount on each Interest Payment Date until the Overdue Amount and default interest accrued thereon have been repaid in full.
(c)Upon the occurrence of a Listing Failure Event and for as long as such Listing Failure Event is continuing, the interest on any principal amount outstanding under these Bonds Terms will accrue at the Interest Rate plus 1 percentage point per annum. In the event the Listing Failure Event relates to Temporary Bonds, the Interest Rate will only be increased in respect of such Temporary Bonds.
8.3Partial Payments
(a)If the Paying Agent or the Bond Trustee receives a Partial Payment, such Partial Payment shall, in respect of the Issuer’s debt under the Finance Documents be considered made for discharge of the debt of the Issuer in the following order of priority:
(i)firstly, towards any outstanding fees, liabilities and expenses of the Bond Trustee;
(ii)secondly, towards accrued interest due but unpaid; and

(iii)thirdly, towards any other outstanding amounts due but unpaid under the Finance Documents.

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(b)Notwithstanding paragraph (a) above, any Partial Payment which is distributed to the Bondholders, shall, after the above mentioned deduction of outstanding fees, liabilities and expenses, be applied (i) firstly towards any principal amount due but unpaid and (ii) secondly, towards accrued interest due but unpaid, in the following situations;
(i)the Bond Trustee has served a Default Notice in accordance with Clause 14.2 (Acceleration of the Bonds), or
(ii)as a result of a resolution according to Clause 15 (Bondholders’ decisions).

8.4Taxation
(a)The Issuer is responsible for withholding any withholding tax imposed by applicable law on any payments to be made by it in relation to the Finance Documents.
(b)The Issuer shall, if any tax is withheld in respect of the Bonds under the Finance Documents:
(i)gross up the amount of the payment due from it up to such amount which is necessary to ensure that the Bondholders or the Bond Trustee, as the case may be, receive a net amount which is (after making the required withholding) equal to the payment which would have been received if no withholding had been required; and
(ii)at the request of the Bond Trustee, deliver to the Bond Trustee evidence that the required tax deduction or withholding has been made.
(c)Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.
(d)The Bond Trustee shall not have any responsibility to obtain information about the Bondholders relevant for the tax obligations pursuant to these Bond Terms.
8.5Currency
(a)All amounts payable under the Finance Documents shall be payable in the denomination of the Bonds set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds). If, however, the denomination differs from the currency of the bank account connected to the Bondholder’s account in the CSD, any cash settlement may be exchanged and credited to this bank account.
(b)Any specific payment instructions, including foreign exchange bank account details, to be connected to the Bondholder’s account in the CSD must be provided by the relevant Bondholder to the Paying Agent (either directly or through its account manager in the CSD) within five (5) Business Days prior to a Payment Date. Depending on any currency exchange settlement agreements between each Bondholder’s bank and the Paying Agent, and opening hours of the receiving bank, cash settlement may be delayed, and payment shall be deemed to have been made once the cash settlement has taken place, provided, however, that no default interest or other penalty shall accrue for the account of the Issuer for such delay.

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8.6Set-off and counterclaims
The Issuer may not apply or perform any counterclaims or set-off against any payment obligations pursuant to these Bond Terms or any other Finance Document.
9.INTEREST
9.1Calculation of interest
(a)Each Outstanding Bond will accrue interest at the Interest Rate on the Nominal Amount for each Interest Period, commencing on and including the first date of the Interest Period, and ending on but excluding the last date of the Interest Period.
(b)Any Additional Bond will accrue interest at the Interest Rate on the Nominal Amount commencing on the first date of the Interest Period in which the Additional Bonds are issued and thereafter in accordance with Clause 9.1 (a) above.
(c)Interest shall be calculated on the basis of a 360-day year comprised of twelve months of 30 days each (30/360-days basis), unless:
(i)the last day in the relevant Interest Period is the 31st calendar day but the first day of that Interest Period is a day other than the 30th or the 31st day of a month, in which case the month that includes that last day shall not be shortened to a 30– day month; or

(ii)the last day of the relevant Interest Period is the last calendar day in February, in which case February shall not be lengthened to a 30-day month.
9.2Payment of interest
Interest shall fall due on each Interest Payment Date for the corresponding preceding Interest Period and, with respect to accrued interest on the principal amount then due and payable, on each Repayment Date.
10.REDEMPTION AND REPURCHASE OF BONDS
10.1Redemption of Bonds
The Outstanding Bonds will mature in full on the Maturity Date and shall be redeemed by the Issuer on the Maturity Date at a price equal to:
(a)100 per cent. of the Nominal Amount; or

(b)100.50 per cent. of the Nominal Amount if the Issuer does not, on or before the Target Observation Date, deliver written evidence (to the Bond Trustee's satisfaction) that the Sustainability Performance Target (based on fleet emissions data confirmed by an External Verifier in accordance with the Issuer's Sustainability Linked Financing Framework) has been met on average for the years in the period starting with the year 2022 (published in the Sustainability Report for the period ending 31 December 2022) until and including the year 2026 (published in the Sustainability Report for the period ending 31 December 2026).
10.2Voluntary early redemption - Call Option

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(a)The Issuer may redeem all but not only some of the Outstanding Bonds (the “Call Option”) on any Business Day from and including:
(i)the Issue Date to, but not including, the First Call Date at a price equal to the Make Whole Amount;
(ii)the First Call Date to, but not including, the Maturity Date at a price equal to 100.50 per cent. of the Nominal Amount for each redeemed Bond (the “First Call Price”),
(iii)in both events (i) and (ii) plus accrued interest on the redeemed Bonds. The Call Option redemption prices in (i) and (ii) above to be increased by an amount calculated as 0.5 per cent. of the Nominal Amount of Bonds redeemed if the Issuer does not during the 1 month period immediately preceding the Call Option Repayment Date deliver written evidence (to the Bond Trustee's satisfaction) that the Sustainability Performance Target (based on the fleet emissions data confirmed by an External Verifier in accordance with the Issuer's Sustainability Linked Financing Framework) has been met on average for the years in the period starting with year 2022 (published in the Sustainability Report for the period ending 31 December 2022) until and including the latest year for which a Sustainability Report has been published as of the relevant Call Date.

(b)Any redemption of Bonds pursuant to Clause 10.2 (a) above shall be determined based upon the redemption prices applicable on the Call Option Repayment Date.
(c)The Call Option may be exercised by the Issuer by written notice to the Bond Trustee at least ten (10) Business Days prior to the proposed Call Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date. Unless the Make Whole Amount is set out in the written notice where the Issuer exercises the Call Option, the Issuer shall calculate the Make Whole Amount and provide such calculation by written notice to the Bond Trustee as soon as possible and at the latest within 3 Business Days from the date of the notice.

10.3Mandatory repurchase due to a Put Option Event
(a)Upon the occurrence of a Put Option Event, each Bondholder will have the right (the “Put Option”) to require that the Issuer purchases all or some of the Bonds held by that Bondholder at a price equal to 101 per cent. of the Nominal Amount (plus accrued interest).

(b)The Put Option must be exercised within 15 Business Days after the Issuer has given notice to the Bond Trustee and the Bondholders that a Put Option Event has occurred pursuant to Clause 12.3 (Put Option Event). Once notified, the Bondholders’ right to exercise the Put Option is irrevocable.
(c)Each Bondholder may exercise its Put Option by written notice to its account manager for the CSD, who will notify the Paying Agent of the exercise of the Put Option. The Put Option Repayment Date will be the fifth (5th) Business Day after the end of the fifteen (15) Business Days exercise period referred to in paragraph (b) above. However, the settlement of the Put Option will be based on each Bondholders holding of Bonds at the

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Put Option Repayment Date.

(d)If Bonds representing more than ninety (90) per cent. of the Outstanding Bonds have been repurchased pursuant to a Change of Control Event, the Issuer is entitled to repurchase all the remaining Outstanding Bonds at the price equal to 100 per cent. of their Nominal Amount (plus accrued and unpaid interest) by notifying the remaining Bondholders of its intention to do so no later than ten (10) Business Days after the Put Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date.
10.4Early redemption option due to a tax event
If the Issuer is or will be required to gross up any withheld tax imposed by law from any payment in respect of the Bonds under the Finance Documents pursuant to Clause 8.4 (Taxation) as a result of a change in applicable law implemented after the date of these Bond Terms, the Issuer will have the right to redeem all or parts of the Outstanding Bonds at a price equal to 100 per cent. of the Nominal Amount. The Issuer shall give written notice of such redemption to the Bond Trustee and the Bondholders at least twenty (20) Business Days prior to the Tax Event Repayment Date, provided that no such notice shall be given earlier than forty (40) Business Days prior to the earliest date on which the Issuer would be obliged to withhold such tax were a payment in respect of the Bonds then due.
11.PURCHASE AND TRANSFER OF BONDS
11.1Issuer’s purchase of Bonds
The Issuer may purchase and hold Bonds and such Bonds may be retained, sold or cancelled in the Issuer’s sole discretion (including with respect to Bonds purchased pursuant to Clause
10.3 (Mandatory repurchase due to a Put Option Event)).

11.2Restrictions
(a)Certain purchase or selling restrictions may apply to Bondholders under applicable local laws and regulations from time to time. Neither the Issuer nor the Bond Trustee shall be responsible for ensuring compliance with such laws and regulations and each Bondholder is responsible for ensuring compliance with the relevant laws and regulations at its own cost and expense.
(b)A Bondholder who has purchased Bonds in breach of applicable restrictions may, notwithstanding such breach, benefit from the rights attached to the Bonds pursuant to these Bond Terms (including, but not limited to, voting rights), provided that the Issuer shall not incur any additional liability by complying with its obligations to such Bondholder.
12.INFORMATION UNDERTAKINGS
12.1Financial Reports
(a)The Issuer shall prepare Annual Financial Statements in the English language and make them available on its website (alternatively on another relevant information platform) as soon as they become available, and not later than 120 days after the end of the financial year; and

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(b)the Issuer shall prepare Interim Accounts in the English language and make them available on its website (alternatively on another relevant information platform) as soon as they become available, and not later than 60 days after the end of the relevant interim period, provided that the Annual Financial Statements and the Interim Accounts, shall be prepared in accordance with GAAP, and include a profit and loss account, balance sheet, cash flow statement, and management report (in respect of Interim Accounts) and report of the Issuer’s independent auditor (in respect of Annual Financial Statements).

12.2Requirements as to Financial Reports
(a)The Issuer shall supply to the Bond Trustee, in connection with the publication of its Financial Reports pursuant to Clause 12.1 (Financial Reports), a Compliance Certificate with a copy of the Financial Reports attached thereto. The Compliance Certificate shall be duly signed by the chief executive officer or the chief financial officer of the Issuer, certifying inter alia that the Financial Reports are fairly representing its financial condition as at the date of the relevant Financial Report and setting out (in reasonable detail) computations evidencing compliance with Clause 13.12 (Financial covenants) as at such date.

(b)The Issuer shall procure that the Financial Reports delivered pursuant to Clause 12.1 (Financial Reports) are prepared using GAAP consistently applied.
12.3Sustainability Report
The Issuer shall annually publish the Sustainability Report confirming the Group's performance in relation to the Sustainability Performance Target together with verification of the fleet emissions data from an External Verifier, and make it available on its website (alternatively on another relevant public information platform) as soon as it becomes available, and no later than 120 days after the end of the relevant financial year.
12.4Put Option Event
The Issuer shall promptly inform the Bond Trustee in writing after becoming aware that a Put Option Event has occurred.
12.5Listing Failure Event
The Issuer shall promptly inform the Bond Trustee in writing if a Listing Failure Event has occurred. However, no Event of Default shall occur if the Issuer fails to inform of such Listing Failure Event, only default interest in accordance with paragraph (c) of Clause 8.2 will accrue as long as such Listing Failure Event is continuing.

12.6Information: Miscellaneous
The Issuer shall:

(a)promptly inform the Bond Trustee in writing of any Event of Default or any event or circumstance which the Issuer understands or could reasonably be expected to understand may lead to an Event of Default and the steps, if any, being taken to remedy it;

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(b)at the request of the Bond Trustee, report the balance of the Issuer’s Bonds (to the best of its knowledge, having made due and appropriate enquiries);
(c)send the Bond Trustee copies of any statutory notifications of the Issuer, including but not limited to in connection with mergers, de-mergers and reduction of the Issuer’s share capital or equity;
(d)if the Bonds are listed on an Exchange, send a copy to the Bond Trustee of its notices to the Exchange;
(e)if the Issuer and/or the Bonds are rated, inform the Bond Trustee of its and/or the rating of the Bonds, and any changes to such rating;
(f)inform the Bond Trustee of changes in the registration of the Bonds in the CSD; and

(g)within a reasonable time, provide such information about the Issuer’s and the Group’s business, assets and financial condition as the Bond Trustee may reasonably request.
13.GENERAL AND FINANCIAL UNDERTAKINGS
The Issuer undertakes to (and shall, where applicable, procure that the other Group Companies will) comply with the undertakings set forth in this Clause 13 (General and Financial Undertakings).
13.1Authorisations
The Issuer shall, and shall procure that each other Group Company will, in all material respects obtain, maintain and comply with the terms of any authorisation, approval, license and consent required for the conduct of its business if a failure to do so would have Material Adverse Effect.
13.2Compliance with laws
The Issuer shall, and shall procure that each other Group Company will, comply in all material respects with all laws and regulations to which it may be subject from time to time if a failure to do so would have a Material Adverse Effect.
13.3Continuation of business
The Issuer shall not cease to carry on its business. The Issuer shall procure that no material change is made to the general nature or scope of the business of the Group from that carried on at the date of these Bond Terms, or as contemplated by these Bond Terms.
13.4Mergers
The Issuer shall not, and shall ensure that no Subsidiary shall, carry out any merger or other business combination or corporate reorganization involving consolidating the assets and obligations of the Issuer or any of its Subsidiaries with any other company or entity not being a member of the Group if such transaction would have a Material Adverse Effect.
13.5De-mergers
The Issuer shall not carry out any de-merger or other corporate reorganization involving splitting the Issuer into two or more separate companies or entities, if such transaction would have a Material Adverse Effect.

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13.6Disposal of business
The Issuer shall not, and shall ensure that no Subsidiary shall, sell or otherwise dispose of all or a substantial part of the Group’s assets or operations, unless the transaction is carried out at fair market value, on terms and conditions customary for such transactions and such disposal or sale would not have a Material Adverse Effect.

13.7Subsidiary distribution
The Issuer shall not permit any of its Subsidiaries to create or permit to exist any contractual obligation (or encumbrance) restricting the right of any Subsidiary to pay dividends or make other distributions to its shareholders, other than permitting to subsist such contractual obligation which is not reasonably likely to prevent the Issuer from complying with its payment obligations under these Bond Terms.
13.8Related party transactions
The Issuer shall, and shall procure that all other Group Companies will, conduct all business transactions with any related party which is not a Group Company at market terms and otherwise on an arm’s length basis.
13.9Insurances
The Issuer shall, and shall procure that the Group as a whole will maintain with financially sound and reputable insurance companies, funds or underwriters customary insurance or captive arrangements with respect to its equipment and business against such liabilities, casualties and contingencies and of such types and in such amounts as are consistent with prudent business practice for shipping companies.
13.10Corporate status
The Issuer shall not change its type of organization or jurisdiction of incorporation.

13.11Listing of the shares of the Issuer
The Issuer shall ensure that the Issuer’s shares shall at all times remain listed on the New York Stock Exchange or another recognized stock exchange.
13.12Financial Covenants
The Issuer shall comply with the following Financial Covenants:

a)Minimum Free Cash

At any time maintain on a consolidated basis a minimum Free Cash of USD 25,000,000;

b)Working Capital

At any time maintain on a consolidated basis a positive Working Capital; and

c)Equity Ratio

At each Quarter Date on a consolidated basis have an Equity Ratio of at least twenty (20) per cent.

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These Financial Covenants shall be tested on each Quarter Date and reported by delivery of a Compliance Certificate in accordance with Clause 12.2 (Requirements as to Financial Reports).
14.EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS
14.1Events of Default
Each of the events or circumstances set out in this Clause 14.1 shall constitute an Event of Default:
(a)Non-payment

The Issuer fails to pay any amount payable by it under the Finance Documents when such amount is due for payment, unless:
(i)its failure to pay is caused by administrative or technical error in payment systems or the CSD and payment is made within five (5) Business Days following the original due date; or
(ii)in the discretion of the Bond Trustee, the Issuer has substantiated that it is likely that such payment will be made in full within five (5) Business Days following the original due date.
(b)Breach of other obligations

The Issuer does not comply with any provision of the Finance Documents other than set out under paragraph (a) (Non-payment) above, unless such failure is capable of being remedied and is remedied within twenty (20) Business Days after the earlier of the Issuer’s actual knowledge thereof, or notice thereof is given to the Issuer by the Bond Trustee
(c)Misrepresentation

Any representation, warranty or statement (including statements in Compliance Certificates) made under or in connection with any Finance Documents is or proves to have been incorrect, inaccurate or misleading in any material respect when made or deemed to have been made, unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within twenty (20) Business Days of the earlier of the Bond Trustee giving notice to the Issuer or the Issuer becoming aware of such misrepresentation.

(d)Cross default

If for the Issuer or any Material Subsidiary:

(i)any Financial Indebtedness is not paid when due nor within any applicable grace period; or
(ii)any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however

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described); or

(iii)any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described), or
(iv)any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described), provided however that the aggregate amount of such Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above exceeds a total of USD 25,000,000 (or the equivalent thereof in any other currency), and subject further that default of any Financial Indebtedness by a Material Subsidiary shall not constitute an Event of Default if (i) the Issuer has no outstanding guarantee liability for such Financial Indebtedness and (ii) the Issuer is not in default of any financial obligation to such Material Subsidiary.
(e)Insolvency and insolvency proceedings

The Issuer or any Material Subsidiary:

(i)is Insolvent; or

(ii)is object of any corporate action or any legal proceedings is taken in relation to:

(A)the suspension of payments, a moratorium of any indebtedness, winding- up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganization; or
(B)a composition, compromise, assignment or arrangement with any creditor which may materially impair its ability to perform its obligations under these Bond Terms; or
(C)the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or
(D)enforcement of any Security over any of its or their assets having an aggregate value exceeding the threshold amount set out in paragraph 14.1
(d) (Cross default) above; or

(E)for (A) - (D) above, any analogous procedure or step is taken in any jurisdiction in respect of any such company, however this shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within twenty (20) Business Days of commencement.
(f)Creditor’s process

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Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Issuer or any Material Subsidiary having an aggregate value exceeding the threshold amount set out in paragraph 14.1 (d) (Cross default) above and is not discharged within twenty (20) Business Days.
(g)Unlawfulness

It is or becomes unlawful for the Issuer to perform or comply with any of its obligations under the Finance Documents to the extent this may materially impair:
(i)the ability of the Issuer to perform its obligations under these Bond Terms; or

(ii)the ability of the Bond Trustee to exercise any material right or power vested to it under the Finance Documents.
14.2Acceleration of the Bonds
If an Event of Default has occurred and is continuing, the Bond Trustee may, in its discretion in order to protect the interests of the Bondholders, or upon instruction received from the Bondholders pursuant to Clause 14.3 (Bondholders’ instructions) below, by serving a Default Notice:
(a)declare that the Outstanding Bonds, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or
(b)exercise any or all of its rights, remedies, powers or discretions under the Finance Documents or take such further measures as are necessary to recover the amounts outstanding under the Finance Documents.
14.3Bondholders’ instructions
The Bond Trustee shall serve a Default Notice pursuant to Clause 14.2 (Acceleration of the Bonds) if:
(a)the Bond Trustee receives a demand in writing from Bondholders representing a simple majority of the Voting Bonds, that an Event of Default shall be declared, and a Bondholders’ Meeting has not made a resolution to the contrary; or
(b)the Bondholders’ Meeting, by a simple majority decision, has approved the declaration of an Event of Default.
14.4Calculation of claim
The claim derived from the Outstanding Bonds due for payment as a result of the serving of a Default Notice will be calculated at the call price set out in Clause 10.2 (Voluntary early redemption – Call Option), as applicable at the following dates (and regardless of the Default Repayment Date);
(a)for any Event of Default arising out of a breach of Clause 14.1 (Events of Default) paragraph (a) (Non-payment), the claim will be calculated at the call price applicable at the date when such Event of Default occurred; and

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(b)for any other Event of Default, the claim will be calculated at the call price applicable at the date when the Default Notice was served by the Bond Trustee.
(c)However, if the situations described in (a) or (b) above takes place prior to the First Call Date, the calculation shall be based on the call price applicable on the First Call Date.
(d)The applicable call prices referred to in paragraphs (a) and (b) above shall be increased by an amount calculated as 0.5 per cent. of the Nominal Amount of Bonds if the Issuer has not delivered written evidence (to the Bond Trustee's satisfaction) that the Sustainability Performance Target has been met, as confirmed by the External Verifier in accordance with customary procedures, at such times.

15.BONDHOLDERS’ DECISIONS
15.1Authority of the Bondholders’ Meeting
(a)A Bondholders’ Meeting may, on behalf of the Bondholders, resolve to alter any of these Bond Terms, including, but not limited to, any reduction of principal or interest and any conversion of the Bonds into other capital classes.
(b)The Bondholders’ Meeting cannot resolve that any overdue payment of any instalment shall be reduced unless there is a pro rata reduction of the principal that has not fallen due, but may resolve that accrued interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.
(c)The Bondholders’ Meeting may not adopt resolutions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders.
(d)Subject to the power of the Bond Trustee to take certain action as set out in Clause 16.1 (Power to represent the Bondholders), if a resolution by, or an approval of, the Bondholders is required, such resolution may be passed at a Bondholders’ Meeting. Resolutions passed at any Bondholders’ Meeting will be binding upon all Bondholders.
(e)At least 50 per cent. of the Voting Bonds must be represented at a Bondholders’ Meeting for a quorum to be present.
(f)Resolutions will be passed by simple majority of the Voting Bonds represented at the Bondholders’ Meeting, unless otherwise set out in paragraph (g) below.
(g)Save for any amendments or waivers which can be made without resolution pursuant to Clause 17.1 (Procedure for amendments and waivers) paragraph (a), section (i) and (ii), a majority of at least 2/3 of the Voting Bonds represented at the Bondholders’ Meeting is required for approval of any waiver or amendment of these Bond Terms.

15.2Procedure for arranging a Bondholders’ Meeting
(a)A Bondholders’ Meeting shall be convened by the Bond Trustee upon the request in writing of:
(i)the Issuer;

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(ii)Bondholders representing at least 1/10 of the Voting Bonds;

(iii)the Exchange, if the Bonds are listed and the Exchange is entitled to do so pursuant to the general rules and regulations of the Exchange; or
(iv)the Bond Trustee.

The request shall clearly state the matters to be discussed and resolved.

(b)If the Bond Trustee has not convened a Bondholders’ Meeting within ten (10) Business Days after having received a valid request for calling a Bondholders’ Meeting pursuant to paragraph (a) above, then the requesting party may call the Bondholders’ Meeting itself.
(c)Summons to a Bondholders’ Meeting must be sent no later than ten (10) Business Days prior to the proposed date of the Bondholders’ Meeting. The Summons shall be sent to all Bondholders registered in the CSD at the time the Summons is sent from the CSD. If the Bonds are listed, the Issuer shall ensure that the Summons is published in accordance with the applicable regulations of the Exchange. The Summons shall also be published on the website of the Bond Trustee (alternatively by press release or other relevant information platform).
(d)Any Summons for a Bondholders’ Meeting must clearly state the agenda for the Bondholders’ Meeting and the matters to be resolved. The Bond Trustee may include additional agenda items to those requested by the person calling for the Bondholders’ Meeting in the Summons. If the Summons contains proposed amendments to these Bond Terms, a description of the proposed amendments must be set out in the Summons.
(e)Items which have not been included in the Summons may not be put to a vote at the Bondholders’ Meeting.
(f)By written notice to the Issuer, the Bond Trustee may prohibit the Issuer from acquiring or dispose of Bonds during the period from the date of the Summons until the date of the Bondholders’ Meeting, unless the acquisition of Bonds is made by the Issuer pursuant to Clause 10 (Redemption and Repurchase of Bonds).
(g)A Bondholders’ Meeting may be held on premises selected by the Bond Trustee, or if paragraph (b) above applies, by the person convening the Bondholders’ Meeting (however to be held in the capital of the Relevant Jurisdiction). The Bondholders’ Meeting will be opened and, unless otherwise decided by the Bondholders’ Meeting, chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders’ Meeting will be opened by a Bondholder and be chaired by a representative elected by the Bondholders’ Meeting (the Bond Trustee or such other representative, the “Chairperson”).

(h)Each Bondholder, the Bond Trustee and, if the Bonds are listed, representatives of the Exchange, or any person or persons acting under a power of attorney for a Bondholder, shall have the right to attend the Bondholders’ Meeting (each a “Representative”). The Chairperson may grant access to the meeting to other persons not being Representatives,

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unless the Bondholders’ Meeting decides otherwise. In addition, each Representative has the right to be accompanied by an advisor. In case of dispute or doubt with regard to whether a person is a Representative or entitled to vote, the Chairperson will decide who may attend the Bondholders’ Meeting and exercise voting rights.
(i)Representatives of the Issuer have the right to attend the Bondholders’ Meeting. The Bondholders Meeting may resolve to exclude the Issuer’s representatives and/or any person holding only Issuer’s Bonds (or any representative of such person) from participating in the meeting at certain times, however, the Issuer’s representative and any such other person shall have the right to be present during the voting.
(j)Minutes of the Bondholders’ Meeting must be recorded by, or by someone acting at the instruction of, the Chairperson. The minutes must state the number of Voting Bonds represented at the Bondholders’ Meeting, the resolutions passed at the meeting, and the results of the vote on the matters to be decided at the Bondholders’ Meeting. The minutes shall be signed by the Chairperson and at least one other person. The minutes will be deposited with the Bond Trustee who shall make available a copy to the Bondholders and the Issuer upon request.
(k)The Bond Trustee will ensure that the Issuer, the Bondholders and the Exchange are notified of resolutions passed at the Bondholders’ Meeting and that the resolutions are published on the website of the Bond Trustee (or other relevant electronically platform or press release).

(l)The Issuer shall bear the costs and expenses incurred in connection with convening a Bondholders’ Meeting regardless of who has convened the Bondholders’ Meeting, including any reasonable costs and fees incurred by the Bond Trustee.
15.3Voting rules
(a)Each Bondholder (or person acting for a Bondholder under a power of attorney) may cast one vote for each Voting Bond owned on the Relevant Record Date, ref. Clause 3.3 (Bondholders’ rights). The Chairperson may, in its sole discretion, decide on accepted evidence of ownership of Voting Bonds.
(b)Issuer’s Bonds shall not carry any voting rights. The Chairperson shall determine any question concerning whether any Bonds will be considered Issuer’s Bonds.
(c)For the purposes of this Clause 15 (Bondholders’ decisions), a Bondholder that has a Bond registered in the name of a nominee will, in accordance with Clause 3.3 (Bondholders’ rights), be deemed to be the owner of the Bond rather than the nominee. No vote may be cast by any nominee if the Bondholder has presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights) stating that it is the owner of the Bonds voted for. If the Bondholder has voted directly for any of its nominee registered Bonds, the Bondholder’s votes shall take precedence over votes submitted by the nominee for the same Bonds.

(d)Any of the Issuer, the Bond Trustee and any Bondholder has the right to demand a vote by ballot. In case of parity of votes, the Chairperson will have the deciding vote.

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15.4Repeated Bondholders’ Meeting
(a)Even if the necessary quorum set out in paragraph (e) of Clause 15.1 (Authority of the Bondholders’ Meeting) is not achieved, the Bondholders’ Meeting shall be held and voting completed for the purpose of recording the voting results in the minutes of the Bondholders’ Meeting. The Bond Trustee or the person who convened the initial Bondholders’ Meeting may, within ten (10) Business Days of that Bondholders’ Meeting, convene a repeated meeting with the same agenda as the first meeting.
(b)The provisions and procedures regarding Bondholders’ Meetings as set out in Clause
15.1 (Authority of the Bondholders’ Meeting), Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and Clause 15.3 (Voting rules) shall apply mutatis mutandis to a repeated Bondholders’ Meeting, with the exception that the quorum requirements set out in paragraph (e) of Clause 15.1 (Authority of the Bondholders’ Meeting) shall not apply to a repeated Bondholders’ Meeting. A Summons for a repeated Bondholders’ Meeting shall also contain the voting results obtained in the initial Bondholders’ Meeting.

(c)A repeated Bondholders’ Meeting may only be convened once for each original Bondholders’ Meeting. A repeated Bondholders’ Meeting may be convened pursuant to the procedures of a Written Resolution in accordance with Clause 15.5 (Written Resolutions), even if the initial meeting was held pursuant to the procedures of a Bondholders’ Meeting in accordance with Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and vice versa.

15.5Written Resolutions
(a)Subject to these Bond Terms, anything which may be resolved by the Bondholders in a Bondholders’ Meeting pursuant to Clause 15.1 (Authority of the Bondholders’ Meeting) may also be resolved by way of a Written Resolution. A Written Resolution passed with the relevant majority is as valid as if it had been passed by the Bondholders in a Bondholders’ Meeting, and any reference in any Finance Document to a Bondholders’ Meeting shall be construed accordingly.
(b)The person requesting a Bondholders’ Meeting may instead request that the relevant matters are to be resolved by Written Resolution only, unless the Bond Trustee decides otherwise.
(c)The Summons for the Written Resolution shall be sent to the Bondholders registered in the CSD at the time the Summons is sent from the CSD and published at the Bond Trustee’s web site, or other relevant electronic platform or via press release.
(d)The provisions set out in Clause 15.1 (Authority of the Bondholders’ Meeting), 15.2 (Procedure for arranging a Bondholders’ Meeting), Clause 15.3 (Voting Rules) and Clause 15.4 (Repeated Bondholders’ Meeting) shall apply mutatis mutandis to a Written Resolution, except that:
(i)the provisions set out in paragraphs (g), (h) and (i) of Clause 15.2 (Procedure for arranging Bondholders Meetings); or
(ii)provisions which are otherwise in conflict with the requirements of this Clause

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15.5 (Written Resolution),

shall not apply to a Written Resolution.

(e)The Summons for a Written Resolution shall include:

(i)instructions as to how to vote to each separate item in the Summons (including instructions as to how voting can be done electronically if relevant); and
(ii)the time limit within which the Bond Trustee must have received all votes necessary in order for the Written Resolution to be passed with the requisite majority (the “Voting Period”), which shall be at least ten (10) Business Days but not more than fifteen (15) Business Days from the date of the Summons.
(f)Only Bondholders of Voting Bonds registered with the CSD on the Relevant Record Date, or the beneficial owner thereof having presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights), will be counted in the Written Resolution.
(g)A Written Resolution is passed when the requisite majority set out in paragraph (e) or paragraph (f) of Clause 15.1 (Authority of Bondholders’ Meeting) has been obtained, based on a quorum of the total number of Voting Bonds, even if the Voting Period has not yet expired. A Written Resolution will also be resolved if the sufficient numbers of negative votes are received prior to the expiry of the Voting Period.
(h)The effective date of a Written Resolution passed prior to the expiry of the Voting Period is the date when the resolution is approved by the last Bondholder that results in the necessary voting majority being obtained.
(i)If no resolution is passed prior to the expiry of the Voting Period, the number of votes shall be calculated at the time specified in the summons on the last day of the Voting Period, and a decision will be made based on the quorum and majority requirements set out in paragraphs (e) to (g) of Clause 15.1 (Authority of Bondholders’ Meeting).
16.THE BOND TRUSTEE
16.1Power to represent the Bondholders
(a)The Bond Trustee has power and authority to act on behalf of, and/or represent, the Bondholders in all matters, including but not limited to taking any legal or other action, including enforcement of these Bond Terms, and the commencement of bankruptcy or other insolvency proceedings against the Issuer, or others.
(b)The Issuer shall promptly upon request provide the Bond Trustee with any such documents, information and other assistance (in form and substance satisfactory to the Bond Trustee), that the Bond Trustee deems necessary for the purpose of exercising its and the Bondholders’ rights and/or carrying out its duties under the Finance Documents.

16.2The duties and authority of the Bond Trustee
(a)The Bond Trustee shall represent the Bondholders in accordance with the Finance

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Documents, including, inter alia, by following up on the delivery of any Compliance Certificates and such other documents which the Issuer is obliged to disclose or deliver to the Bond Trustee pursuant to the Finance Documents and, when relevant, in relation to accelerating and enforcing the Bonds on behalf of the Bondholders.
(b)The Bond Trustee is not obligated to assess or monitor the financial condition of the Issuer unless to the extent expressly set out in these Bond Terms, or to take any steps to ascertain whether any Event of Default has occurred. Until it has actual knowledge to the contrary, the Bond Trustee is entitled to assume that no Event of Default has occurred. The Bond Trustee is not responsible for the valid execution or enforceability of the Finance Documents, or for any discrepancy between the indicative terms and conditions described in any marketing material presented to the Bondholders prior to issuance of the Bonds and the provisions of these Bond Terms.

(c)The Bond Trustee is entitled to take such steps that it, in its sole discretion, considers necessary or advisable to protect the rights of the Bondholders in all matters pursuant to the terms of the Finance Documents. The Bond Trustee may submit any instructions received by it from the Bondholders to a Bondholders’ Meeting before the Bond Trustee takes any action pursuant to the instruction.
(d)The Bond Trustee is entitled to engage external experts when carrying out its duties under the Finance Documents.
(e)The Bond Trustee shall hold all amounts recovered on behalf of the Bondholders on separated accounts.
(f)The Bond Trustee shall facilitate that resolutions passed at the Bondholders’ Meeting are properly implemented, provided, however, that the Bond Trustee may refuse to implement resolutions that may be in conflict with these Bond Terms, any other Finance Document, or any applicable law.
(g)Notwithstanding any other provision of the Finance Documents to the contrary, the Bond Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.
(h)If the cost, loss or liability which the Bond Trustee may incur (including reasonable fees payable to the Bond Trustee itself) in:
(i)complying with instructions of the Bondholders; or

(ii)    taking any action at its own initiative,

will not, in the reasonable opinion of the Bond Trustee, be covered by the Issuer or the relevant Bondholders pursuant to paragraphs (e) and (g) of Clause 16.4 (Expenses, liability and indemnity), the Bond Trustee may refrain from acting in accordance with such instructions, or refrain from taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.

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(i)The Bond Trustee shall give a notice to the Bondholders before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Bond Trustee under the Finance Documents.
(j)The Bond Trustee may instruct the CSD to split the Bonds to a lower nominal value in order to facilitate partial redemptions, write-downs or restructurings of the Bonds or in other situations where such split is deemed necessary.
16.3Equality and conflicts of interest
(a)The Bond Trustee shall not make decisions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders. The Bond Trustee shall, when acting pursuant to the Finance Documents, act with regard only to the interests of the Bondholders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.
(b)The Bond Trustee may act as agent, trustee, representative and/or security agent for several bond issues relating to the Issuer notwithstanding potential conflicts of interest. The Bond Trustee is entitled to delegate its duties to other professional parties.
16.4Expenses, liability and indemnity
(a)The Bond Trustee will not be liable to the Bondholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss. Irrespective of the foregoing, the Bond Trustee shall have no liability to the Bondholders for damage caused by the Bond Trustee acting in accordance with instructions given by the Bondholders in accordance with these Bond Terms.

(b)The Bond Trustee will not be liable to the Issuer for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss.
(c)Any liability for the Bond Trustee for damage or loss is limited to the amount of the Outstanding Bonds. The Bond Trustee is not liable for the content of information provided to the Bondholders by or on behalf of the Issuer or any other person.
(d)The Bond Trustee shall not be considered to have acted negligently in:

(i)acting in accordance with advice from or opinions of reputable external experts; or
(ii)taking, delaying or omitting any action if acting with reasonable care and provided the Bond Trustee considers that such action is in the interests of the Bondholders.
(e)The Issuer is liable for, and will indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees and agents) in

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connection with the performance of the Bond Trustee’s obligations under the Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee’s actions based on misrepresentations made by the Issuer in connection with the issuance of the Bonds, the entering into or performance under the Finance Documents, and for as long as any amounts are outstanding under or pursuant to the Finance Documents.
(f)The Issuer shall cover all costs and expenses incurred by the Bond Trustee in connection with it fulfilling its obligations under the Finance Documents. The Bond Trustee is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents. The Bond Trustee’s obligations under the Finance Documents are conditioned upon the due payment of such fees and indemnifications. The fees of the Bond Trustee will be further set out in the Bond Trustee Fee Agreement.
(g)The Issuer shall on demand by the Bond Trustee pay all costs incurred for external experts engaged after the occurrence of an Event of Default, or for the purpose of investigating or considering (i) an event or circumstance which the Bond Trustee reasonably believes is or may lead to an Event of Default or (ii) a matter relating to the Issuer or any of the Finance Documents which the Bond Trustee reasonably believes may constitute or lead to a breach of any of the Finance Documents or otherwise be detrimental to the interests of the Bondholders under the Finance Documents.

(h)Fees, costs and expenses payable to the Bond Trustee which are not reimbursed in any other way due to an Event of Default, the Issuer being Insolvent or similar circumstances pertaining to the Issuer, may be covered by making an equal reduction in the proceeds to the Bondholders hereunder of any costs and expenses incurred by the Bond Trustee in connection therewith. The Bond Trustee may withhold funds from any escrow account (or similar arrangement) or from other funds received from the Issuer or any other person and to set-off and cover any such costs and expenses from those funds.

(i)As a condition to effecting any instruction from the Bondholders (including, but not limited to, instructions set out in Clause 14.3 (Bondholders’ instructions) or Clause 15.2 (Procedure for arranging a Bondholders’ Meeting)), the Bond Trustee may require satisfactory Security, guarantees and/or indemnities for any possible liability and anticipated costs and expenses from those Bondholders who have given that instruction and/or who voted in favour of the decision to instruct the Bond Trustee.
16.5Replacement of the Bond Trustee
(a)The Bond Trustee may be replaced by a majority of 2/3 of Voting Bonds in accordance with the procedures set out in Clause 15 (Bondholders’ Decisions), and the Bondholders may resolve to replace the Bond Trustee without the Issuer’s approval.
(b)The Bond Trustee may resign by giving notice to the Issuer and the Bondholders, in which case a successor Bond Trustee shall be elected pursuant to this Clause 16.5 (Replacement of the Bond Trustee), initiated by the retiring Bond Trustee.
(c)If the Bond Trustee is Insolvent, or otherwise is permanently unable to fulfil its

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obligations under these Bond Terms, the Bond Trustee shall be deemed to have resigned and a successor Bond Trustee shall be appointed in accordance with this Clause 16.5 (Replacement of the Bond Trustee). The Issuer may appoint a temporary Bond Trustee until a new Bond Trustee is elected in accordance with paragraph (a) above.
(d)The change of Bond Trustee shall only take effect upon execution of all necessary actions to effectively substitute the retiring Bond Trustee, and the retiring Bond Trustee undertakes to co-operate in all reasonable manners without delay to such effect. The retiring Bond Trustee shall be discharged from any further obligation in respect of the Finance Documents from the change takes effect, but shall remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Bond Trustee. The retiring Bond Trustee remains entitled to any benefits and any unpaid fees or expenses under the Finance Documents before the change has taken place.

(e)Upon change of Bond Trustee the Issuer shall co-operate in all reasonable manners without delay to replace the retiring Bond Trustee with the successor Bond Trustee and release the retiring Bond Trustee from any future obligations under the Finance Documents and any other documents.
17.AMENDMENTS AND WAIVERS
17.1Procedure for amendments and waivers
The Issuer and the Bond Trustee (acting on behalf of the Bondholders) may agree to amend the Finance Documents or waive a past default or anticipated failure to comply with any provision in a Finance Document, provided that:
(a)such amendment or waiver is not detrimental to the rights and benefits of the Bondholders in any material respect, or is made solely for the purpose of rectifying obvious errors and mistakes;
(b)such amendment or waiver is required by applicable law, a court ruling or a decision by a relevant authority; or
(c)such amendment or waiver has been duly approved by the Bondholders in accordance with Clause 15 (Bondholders’ Decisions).
17.2Authority with respect to documentation
If the Bondholders have resolved the substance of an amendment to any Finance Document, without resolving on the specific or final form of such amendment, the Bond Trustee shall be considered authorised to draft, approve and/or finalise (as applicable) any required documentation or any outstanding matters in such documentation without any further approvals or involvement from the Bondholders being required.
17.3Notification of amendments or waivers
(a)The Bond Trustee shall as soon as possible notify the Bondholders of any amendments or waivers made in accordance with this Clause 17 (Amendments and Waivers), setting out the date from which the amendment or waiver will be effective, unless such notice according to the Bond Trustee’s sole discretion is unnecessary. The Issuer shall ensure that any amendment to these Bond Terms is duly registered with the CSD.

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(b)Prior to agreeing to an amendment or granting a waiver in accordance with Clause 17.1(a) (Procedure for amendments and waivers), the Bond Trustee may inform the Bondholders of such waiver or amendment at a relevant information platform.
18.MISCELLANEOUS
18.1Limitation of claims
All claims under the Finance Documents for payment, including interest and principal, will be subject to the legislation regarding time-bar provisions of the Relevant Jurisdiction.
18.2Access to information
(a)These Bond Terms will be made available to the public and copies may be obtained from the Bond Trustee or the Issuer. The Bond Trustee will not have any obligation to distribute any other information to the Bondholders or any other person, and the Bondholders have no right to obtain information from the Bond Trustee, other than as explicitly stated in these Bond Terms or pursuant to statutory provisions of law.
(b)In order to carry out its functions and obligations under these Bond Terms, the Bond Trustee will have access to the relevant information regarding ownership of the Bonds, as recorded and regulated with the CSD.
(c)The information referred to in paragraph (b) above may only be used for the purposes of carrying out their duties and exercising their rights in accordance with the Finance Documents and shall not disclose such information to any Bondholder or third party unless necessary for such purposes.

18.3Notices, contact information
Written notices to the Bondholders made by the Bond Trustee will be sent to the Bondholders via the CSD with a copy to the Issuer and the Exchange (if the Bonds are listed). Any such notice or communication will be deemed to be given or made via the CSD, when sent from the CSD.
(a)The Issuer’s written notifications to the Bondholders will be sent to the Bondholders via the Bond Trustee or through the CSD with a copy to the Bond Trustee and the Exchange (if the Bonds are listed).
(b)Notwithstanding paragraph (a) above and provided that such written notification does not require the Bondholders to take any action under the Finance Documents, the Issuer’s written notifications to the Bondholders may be published by the Bond Trustee on a relevant information platform only.

(c)Unless otherwise specifically provided, all notices or other communications under or in connection with these Bond Terms between the Bond Trustee and the Issuer will be given or made in writing, by letter, or e-mail. Any such notice or communication will be deemed to be given or made as follows:

(i)if by letter, when delivered at the address of the relevant party;

(ii)if by e-mail, when received; and

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(iii)if by publication on a relevant information platform, when published.

(d)The Issuer and the Bond Trustee shall each ensure that the other party is kept informed of changes in postal address, e-mail address, telephone numbers and contact persons.
(e)When determining deadlines set out in these Bond Terms, the following will apply (unless otherwise stated):
(i)if the deadline is set out in days, the first day of the relevant period will not be included and the last day of the relevant period will be included;
(ii)if the deadline is set out in weeks, months or years, the deadline will end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline will be the last day of such month; and

(iii)if a deadline ends on a day which is not a Business Day, the deadline is postponed to the next Business Day.
18.4Defeasance
(a)Subject to paragraph (b) below and provided that:

(i)an amount sufficient for the payment of principal and interest on the Outstanding Bonds to the relevant Repayment Date (including, to the extent applicable, any premium payable upon exercise of a Call Option), and always subject to paragraph
(c) below (the “Defeasance Amount”) is credited by the Issuer to an account in a financial institution acceptable to the Bond Trustee (the “Defeasance Account”);
(ii)the Defeasance Account is irrevocably pledged and blocked in favour of the Bond Trustee on such terms as the Bond Trustee shall request (the “Defeasance Pledge”); and
(iii)the Bond Trustee has received such legal opinions and statements reasonably required by it, including (but not necessarily limited to) with respect to the validity and enforceability of the Defeasance Pledge, then the Issuer will be relieved from its obligations under paragraph (a) of Clause 12.2 (Requirements as to Financial Reports), Clause 12.4 (Put Option Event), Clause 12.6 (Information: Miscellaneous) and Clause 13 (General and financial undertakings).

(b)The Bond Trustee shall be authorised to apply any amount credited to the Defeasance Account towards any amount payable by the Issuer under any Finance Document on the due date for the relevant payment until all obligations of the Issuer and all amounts outstanding under the Finance Documents are repaid and discharged in full.
(c)The Bond Trustee may, if the Defeasance Amount cannot be finally and conclusively determined, decide the amount to be deposited to the Defeasance Account in its discretion, applying such buffer amount as it deems necessary.
A defeasance established according to this Clause 18.4 may not be reversed.

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19.GOVERNING LAW AND JURISDICTION
19.1Governing law
These Bond Terms are governed by the laws of the Relevant Jurisdiction, without regard to its conflict of law provisions.
19.2Main jurisdiction
The Bond Trustee and the Issuer agree for the benefit of the Bond Trustee and the Bondholders that the City Court of the capital of the Relevant Jurisdiction shall have jurisdiction with respect to any dispute arising out of or in connection with these Bond Terms. The Issuer agrees for the benefit of the Bond Trustee and the Bondholders that any legal action or proceedings arising out of or in connection with these Bond Terms against the Issuer or any of its assets may be brought in such court.

19.3Alternative jurisdiction
Clause 19 (Governing law and jurisdiction) is for the exclusive benefit of the Bond Trustee and the Bondholders and the Bond Trustee have the right:
(a)to commence proceedings against the Issuer or any of its assets in any court in any jurisdiction; and
(b)to commence such proceedings, including enforcement proceedings, in any competent jurisdiction concurrently.
19.4Service of process
(a)Without prejudice to any other mode of service allowed under any relevant law, the Issuer:
(i)irrevocably appoints SFL Management AS as its agent for service of process in relation to any proceedings in connection with these Bond Terms; and
(ii)agrees that failure by an agent for service of process to notify the Issuer of the process will not invalidate the proceedings concerned.
(b)If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer must immediately (and in any event within ten
(10) Business Days of such event taking place) appoint another agent on terms acceptable to the Bond Trustee. Failing this, the Bond Trustee may appoint another agent for this purpose.
000

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These Bond Terms have been executed in two originals, of which the Issuer and the Bond Trustee shall retain one each.

SIGNATURES:

The Issuer: SFL CORPORATION LTD.	As Bond Trustee: NORDIC TRUSTEE AS
…………………………………………. By: Position:	…………………………………………. By: Position:

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ATTACHMENT 1 COMPLIANCE CERTIFICATE

[date]

SFL Corporation Ltd. FRN USD 225,000,000 senior unsecured sustainability-linked bonds 2024/2028 ISIN NO0013200543
We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee AS as Bond Trustee on behalf of the Bondholders and the undersigned as Issuer. Pursuant to Clause 12.2 (Requirements as to Financial Reports) of the Bond Terms a Compliance Certificate shall be issued in connection with each delivery of Financial Reports to the Bond Trustee.

This letter constitutes the Compliance Certificate for the period [●].

Capitalised terms used herein will have the same meaning as in the Bond Terms.

With reference to Clause 12.2 (Requirements as to Financial Reports) we hereby certify that all information delivered under cover of this Compliance Certificate is true and accurate. Copies of our latest consolidated [Annual Financial Statements] / [Interim Accounts] are enclosed.
The financial covenants set out in Clause 13.12 (Financial Covenants) are met, please see the calculations and figures in respect of the ratios attached hereto.
We confirm that, to the best of our knowledge, no Event of Default has occurred or is likely to occur.

Yours faithfully,

SFL Corporation Ltd.

Name of authorised person

Enclosure: Annual Financial Statements / Interim Accounts; [and any other written documentation]

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